EXHIBIT 10.4

INOVALON HOLDINGS, INC.

AMENDED & RESTATED LONG-TERM INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee’s Name and Address:

You (the “Grantee”) have been granted an award of restricted stock units (the “Restricted Stock Units”, the “Units” or the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the Inovalon Holdings, Inc. Amended & Restated Long-Term Incentive Plan, as assumed from Inovalon, Inc. and as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Date of Award

Vesting Commencement Date

Total Number of Restricted Stock
Units Awarded

Vesting Schedule:

Subject to the Grantee’s Continuous Service and other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”):

Twenty Percent of the Units shall vest on the later of (1) each annual anniversary of the Vesting Commencement Date and (2) the earlier of (x) the closing of a Public Offering or, if the lock-up restrictions in Section 8 of the Agreement apply to the Grantee, the expiration of the lock-up period specified in Section 8 of the Agreement and (y) a Change of Control due to an event specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) or Section 9.2(d) of the Plan (a “Change of Control”).

Notwithstanding the foregoing, in the event of a Change of Control, for the Units that are not Assumed or Replaced, such Units shall become fully vested immediately upon termination of the Grantee’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause or voluntarily by the Grantee with Good Reason, in each case within 12 months after the Change of Control.

Notwithstanding the foregoing, in the event of a Change of Control, for the Units that are neither Assumed nor Replaced, such Units shall automatically become fully vested immediately prior to the specified effective date of such Change of Control, provided that the Grantee’s Continuous Service has not terminated prior to such date.

For purposes of this Notice and the Agreement:

1.              “Assumed” means that pursuant to a Change of Control either (i) the Award expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its parent corporation in connection with the Change of Control with appropriate adjustments to the number and type of securities of the successor entity or its parent corporation subject to the Award which at least preserves the compensation element of the Award existing at the time of the Change of Control as determined in accordance with the instruments evidencing the agreement to assume the Award.

2.              “Cause” means, either alone or in any combination: (i) a material breach by a Grantee of the terms of any agreement between that Grantee and the Company or an affiliate of the Company, unless the breach is cured within 10 days after written notice thereof to the Grantee (the Board may determine in its sole discretion that a failure is not subject to cure and may dispense with the cure period); (ii) the persistent and willful failure by a Grantee to perform his or her duties or obligations under any such agreement between that Grantee and the Company or an affiliate of the Company or to adhere to any written policies of the Company or such affiliate of the Company, unless the failure is cured within 10 days after written notice thereof to the Grantee (the Board may determine in its sole discretion that a failure is not subject to cure and may dispense with the cure period); (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company or an affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or such affiliate of the Company, as the case may be; (iv) the misappropriation (or attempted misappropriation) of funds or property of the Company or an affiliate of the Company; (v) the commission (or attempted commission) of any act of theft, fraud, or dishonesty or any act which has or in the reasonable discretion of the Company may have a detrimental effect on the reputation or business of the Company or an affiliate of the Company; (vi) the unauthorized and willful disclosure of confidential information of the Company or an affiliate of the Company (including confidential or proprietary information of their respective clients); or (vii) the conviction of, the criminal indictment for (or its procedural equivalent), or the entering of a guilty plea or a plea of no contest with respect to, a felony or any other crime for which imprisonment is required or imposed.  No act or failure to act by a Grantee shall be considered “willful” unless done or omitted to be done by such Grantee, either knowingly, intentionally, or with reasonable knowledge or reckless disregard of the foreseeable consequences of such conduct.

3.              “Continuous Service” means that the provision of services to the Company or an Affiliate in the capacity of Employee is not interrupted or terminated.  In jurisdictions requiring notice in advance of an effective termination as an Employee, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee can be effective under applicable laws.  The Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be an Affiliate.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in the capacity of Employee, member of the Board, consultant or advisor, or (iii) any change in status as long as the Grantee remains in the service of the Company or an Affiliate in any capacity of Employee, member of the Board, consultant or advisor.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

4.              “Good Reason” means (i) the material breach by the Company or an affiliate of the Company, as applicable, of a written employment agreement, if any, between a Grantee and the Company or an affiliate of the Company, as applicable, (ii) the assignment of a Grantee without his or her consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his or her position, responsibilities, or duties on the date of a Change of Control, as set forth in writing between the Grantee and the Company, (iii) a reduction in a Grantee’s base salary, or (iv) the requirement by the Company that a Grantee’s principal place of employment be anywhere other than within 50 miles of the Grantee’s principal place of employment with the Company immediately preceding Change of Control; or (v) a material breach by the Company of this Agreement which is not cured by the Company within 30 days following written notice to the Company of such breach.

5.              “Replaced” means that pursuant to a Change of Control the Award is replaced with a comparable stock award or a cash incentive award or program of the Company, the successor entity (if applicable) or the parent corporation of either of them which preserves the compensation element of the Award existing at the time of the Change of Control and provides for subsequent payout in accordance with the same (or, for the Grantee, a more favorable) vesting schedule applicable to such Award.  The determination of comparability shall be made by the Committee and its determination shall be final, binding and conclusive.

During any authorized leave of absence, the vesting of the Units as provided in this schedule shall be suspended (to the extent permitted under Section 409A of the Code) after the leave of absence exceeds a period of three (3) months.  The Vesting Schedule of the Units shall be extended by the length of the suspension.  An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government).

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.  If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall cease upon the date the Grantee terminates Continuous Service for any reason, including death or Disability.  In the event the Grantee terminates Continuous Service for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination of the Grantee’s Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

INOVALON HOLDINGS, INC.
a Delaware corporation

By:

Name:	Keith R. Dunleavy, M.D.

Title:	Chief Executive Officer

Date:

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.  The Grantee further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A of the Code.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Grantee to liability for engaging in any transaction involving the sale of the Company’s Shares.  The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules or other applicable federal securities laws.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable.  By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; and (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Committee in accordance with Section 9 of the Agreement.  The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 12 of the Agreement.  The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

INOVALON HOLDINGS, INC.

AMENDED & RESTATED LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.                                      Issuance of Units.  Inovalon Holdings, Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the Inovalon Holdings, Inc. Amended & Restated Long-Term Incentive Plan, as assumed from Inovalon, Inc. and as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein or the Notice, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2.                                      Transfer Restrictions.  The Units may not be transferred in any manner other than by will or by the laws of descent and distribution.

3.                                      Conversion of Units and Issuance of Shares.

(a)                                 General.  Subject to Sections 3(b) and 3(c), one share of Class B Common Stock (as may be adjusted pursuant to the terms of the Plan, “Common Stock”) shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting.  Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Grantee after satisfaction of any required tax or other withholding obligations.  Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.  Notwithstanding the foregoing, the relevant number of Shares shall be issued no later than sixty (60) days following vesting.  Effective upon the consummation of a Change of Control, the Award shall terminate unless it is Assumed in connection with the Change of Control.

(b)                                 Delay of Conversion.  The conversion of the Units into the Shares under Section 3(a) above, may be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law.  If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other applicable law.  For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

(c)                                  Delay of Issuance of Shares.  The Company shall delay the issuance of any Shares under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

4.                                      Grantee’s Representations.  The Grantee understands that neither the Units nor the Shares issuable hereunder have been registered under the Securities Act of 1933, as amended, or any United States securities laws.  In the event the Shares issuable hereunder have not been registered under the Securities Act of 1933, as amended, at the time the Shares are issued, the Grantee shall, if requested by the Company, concurrently with the issuance, deliver to the Company his or her investment representation statement in a form determined by the Committee from time to time.

5.                                      Right to Shares.  The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

6.                                      Taxes.

(a)                                 Tax Liability.  The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b)                                 Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i)                                     By Share Withholding.  If permissible under applicable law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

(ii)                                  By Sale of Shares.  Unless the Grantee determines to satisfy the Tax Withholding Obligation by some other means in accordance with clause (iii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to, upon the exercise of Company’s sole discretion, sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation.  Such Shares will be sold on the day such Tax Withholding Obligation arises (e.g., a vesting date) or as soon thereafter as practicable.  The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee.  The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(iii)                               By Check, Wire Transfer or Other Means. At any time not less than five (5) business days (or such fewer number of business days as determined by the Committee) before any Tax Withholding Obligation arises (e.g., a vesting date), the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Committee.

Notwithstanding the foregoing, the Company or an Affiliate also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.  Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not the Grantee is an employee of the Company at that time.

7.              Company’s Right of First Refusal. The Grantee acknowledges and agrees that the Shares are subject to a right of first refusal (“Right of First Refusal”) as set forth in Article 10 of the Plan, which Right of First Refusal is incorporated herein by reference, and that, except in compliance with such Right of First Refusal, neither the Grantee nor a transferee shall sell, hypothecate, encumber or otherwise transfer any Shares or any right or interest therein.

8.              Lock-Up Agreement.

(a)                                 Agreement.  The Grantee, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), hereby irrevocably agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any interest in any Common Stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, or such shorter or longer period of time as the Lead Underwriter shall specify.  The Grantee further agrees to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Common Stock subject to the lock-up period until the end of such period.  The Company and the Grantee acknowledge that each Lead Underwriter of a public offering of the Company’s stock, during the period of such offering and for the lock-up period thereafter, is an intended beneficiary of this Section 8.

(b)                                 No Amendment Without Consent of Underwriter.  During the period from identification of a Lead Underwriter in connection with any public offering of the Company’s Common Stock until the earlier of (i) the expiration of the lock-up period specified in Section 8(a) in connection with such offering or (ii) the abandonment of such offering by the Company and the Lead Underwriter, the provisions of this Section 8 may not be amended or waived except with the consent of the Lead Underwriter.

9.                                      Entire Agreement; Governing Law.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  These agreements are to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.  Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

10.                               Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

11.                               Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Committee.  The resolution of such question or dispute by the Committee shall be final and binding on all persons.

12.                               Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Delaware state court) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this Section 12 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

13.                               Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

14.                               Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

15.                               Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable.  In addition, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

END OF AGREEMENT